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                                                                   Exhibit 10.48

                            LOCAL MARKETING AGREEMENT

        This LOCAL MARKETING AGREEMENT (the "Agreement"), made as of this 13th day of December, 2002, by and between LIN Television Corporation, a Delaware corporation ("LIN Television"), TVL Broadcasting of Abilene, Inc., a Delaware corporation (the "Operator"), and Abilene Broadcasting, LLC, a Delaware limited liability company (the "Licensee" and, together with LIN Television and Operator, "LIN"), and Mission Broadcasting, Inc. a Delaware corporation ("Programmer").

                              W I T N E S S E T H:

        WHEREAS, Operator and Licensee are each wholly-owned subsidiaries of TVL Broadcasting, Inc., which in turn is a wholly-owned subsidiary of LIN Television;

        WHEREAS, Operator is the owner of substantially all of the assets (other than the FCC Licenses) used or useful for the operation of the television stations KRBC-TV, Abilene-Sweetwater, Texas, and KACB-TV, San Angelo, Texas (together the "Stations" and each individually a "Station");

        WHEREAS, Licensee is currently the holder of all licenses, permits, construction permits and other authorizations issued by or pending before the Federal Communications Commission (the "FCC") necessary or useful for the operation of the Stations (the "FCC Licenses") in respect of the Stations;

        WHEREAS, LIN Television, Licensee, Operator and Programmer have entered into an Asset Purchase Agreement of even date herewith for the sale of all of the tangible and intangible assets used or useful in connection with operating the Stations, a copy of which is attached hereto as Exhibit A (the "Purchase Agreement");

        WHEREAS, Programmer desires to assist LIN in providing programming to be transmitted on the Stations and to provide management and operation services with respect to the Stations; and

        WHEREAS, LIN desires to accept Programmer's assistance and transmit programming supplied by Programmer on the Stations while maintaining ultimate control over the Stations' finances, personnel matters and programming, as well as continuing to broadcast LIN's own public interest programming;

        NOW, THEREFORE, in consideration of these premises and the mutual promises, undertakings, covenants and agreements of the parties contained in this Agreement, the parties hereto do hereby agree as follows:

                            ARTICLE 1 - PROGRAMMING

     Section 1.1 Programming. Programmer hereby agrees to provide, and LIN agrees to transmit on the Stations (including, without limitation, their subcarriers, vertical blanking intervals and any additional authorizations or spectrum allocated to the Stations in the future,

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including, without limitation, their digital television channels), news, sports, informational, public affairs and entertainment programming and associated advertising, promotional and public service programming and announcement matter sufficient to program a substantial amount of each Station's broadcast day on a daily basis throughout the term of this Agreement (hereinafter the "Programmer Programming").

     Section 1.2 LIN Programming. LIN will retain ultimate responsibility for ascertaining the needs of each Station's community of license and service area, including specifically the informational and educational needs of the children therein. During the term of this Agreement (including, without limitation, any renewals), Programmer will consult regularly with LIN regarding LIN's ascertainment of community issues, including the educational and informational needs of children within each Station's community of license. Based upon these consultations, Programmer will provide news, public affairs and children's programming relevant to each Station's community of license and of sufficient quality to assist LIN in satisfying its obligations to respond to the needs of the community, including at least three (3) hours per week of core children's programming. LIN shall have the right and obligation to broadcast at reasonably agreeable times such additional programming, either produced or purchased by LIN, as it in good faith determines appropriate to respond to the ascertained issues of community concern ("LIN Programming"), and to delete or preempt in its sole good faith discretion any Programmer Programming for the purpose of transmitting such LIN Programming. In all cases of deletion or preemption of Programmer Programming by Licensee, except those involving breaking news, Licensee shall make reasonable efforts to provide Programmer with not less than fifteen (15) days notice of Licensee's intention to delete or preempt Programmer Programming.

     Section 1.3 Preemption. In addition to the above right of LIN to delete or preempt Programmer Programming in order to transmit programming responsive to issues of concern to the Stations' communities of license and service areas, and to children, LIN maintains the independent right to preempt or delete any Programmer Programming which LIN reasonably believes in good faith to be unsatisfactory or unsuitable or contrary to the public interest, or to substitute programming which, in LIN's reasonable determination, is of greater local or national importance.

     Section 1.4 Access to and Use of Assets. LIN hereby grants to Programmer, and Programmer hereby accepts from LIN, access to and the right to use, at any time and from time to time during the term of this Agreement and under the supervision and control of LIN, antennae, transmitters, equipment, assets, studio space, rights under leases and all other property owned or leased by LIN and used and useful in connection with the business and operations of the Stations (collectively, the "LIN Assets"), pursuant to the terms and subject to the conditions of this Agreement.

     Section 1.5   Conditions to Use of LIN Assets.

             (a) Programmer shall use the LIN Assets only to perform its obligations under this Agreement.

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             (b)   The LIN Assets will, to the extent used by Programmer
throughout the term of this Agreement, be used in all material respects in accordance with all applicable FCC rules and policies and subject to LIN's ultimate oversight and control. Programmer may not, without LIN's prior written consent or except as otherwise provided in this Agreement, make alterations in or modifications to the LIN Assets.

             (c) Programmer shall not use or permit the LIN Assets to be used in any manner or for any purpose for which the LIN Assets are not designed or reasonably suitable or otherwise in a manner that is inconsistent with good engineering practices. Programmer shall comply with all governmental laws, rules and regulations concerning the operation of the LIN Assets.

             (d) LIN shall retain title to all of the LIN Assets throughout the term of this Agreement and nothing contained herein shall be deemed to effect any transfer of such title.

                             ARTICLE 2 - OPERATIONS

     Section 2.1   Compliance With FCC Regulations.

             (a) LIN will retain responsibility for and employ such personnel as is necessary to assure compliance with all FCC rules and policies, including, without limitation, all FCC rules and policies relating to (i) technical operations of each of the Stations, (ii) programming content requirements, (iii) the maintenance of a main studio and a meaningful managerial and staff presence at that main studio, (iv) ascertainment of, and programming in response to, community needs and concerns and the needs and concerns of children, (v) political programming, (vi) sponsorship identification, (vii) lotteries and contests, (viii) the maintenance of each Station's public and political files and (ix) the compilation of appropriate quarterly programs/issues lists, children's programming lists and employment records.

             (b) LIN expressly acknowledges that its duty to maintain the Stations' public inspection files is non-delegable, and it retains sole responsibility for maintenance of the files. Programmer will provide to LIN monthly documentation of the programs it has provided to each Station that it believes address issues of concern to such Station's community of license. Programmer also will forward to LIN, within twenty-four (24) hours of receipt by Programmer, any letter from a Station's viewer addressing such Station's programming and any documentation that comes into Programmer's custody that Programmer believes is required to be included in any Station's public inspection file.

             (c) LIN will be responsible for ensuring proper broadcast of each Station's identification announcements; provided, however, that Programmer will provide appropriate identification announcements for each of the Stations that comply with FCC rules and policies in a form reasonably acceptable to LIN.

             (d) Programmer agrees that neither it nor its agents, employees, consultants or personnel will accept any consideration, compensation, gift or gratuity of any kind whatsoever, regardless of its value or form, including, without limitation, a commission, discount, bonus, materials, supplies or other merchandise, services or labor (collectively, "Consideration"), whether or not pursuant to written contracts or agreements between Programmer and merchants

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or advertisers, unless the person or entity paying such Consideration is identified in the program for which the Consideration was provided as having paid or furnished such Consideration in accordance with the Communications Act of 1934, as amended (the "Communications Act"), and applicable FCC rules and policies.

             (e) LIN shall retain full responsibility for overseeing compliance with the FCC's political programming rules and policies. At least ninety (90) days prior to the beginning of any primary or general election period, subject to LIN's approval, Programmer shall propose reasonable rates to be charged to legally qualified political candidates which rates conform with applicable election law and FCC rules and policies. Programmer agrees to provide LIN with access to its documentation concerning the pricing of advertising sold on each of the Stations as is necessary to permit LIN to ascertain that the political rate is appropriate. Within twenty-four (24) hours of any request to purchase time on a Station on behalf of a legally qualified candidate, Programmer will report the request and their disposition to LIN. LIN shall be responsible for placing appropriate records in each Station's political files.

     Section 2.2   Maintenance.

             (a) Programmer shall use its commercially reasonable efforts to assist LIN, at all times under the supervision and ultimate control of LIN, in the operation the Stations.

             (b) LIN shall retain ultimate operational control over the Stations and shall retain full responsibility for ensuring compliance with all FCC technical rules and policies. LIN will employ a chief engineer who will be responsible for maintaining the Stations' transmission facilities. LIN will employ a chief operator, as defined by the FCC rules and policies (and who may also hold the position of chief engineer), who will be responsible for ensuring compliance by the Stations with the technical operating and reporting requirements established by the FCC. Programmer shall not take any action, or fail to take any action which it is obligated to take under this Agreement, which will cause the Stations not to comply with applicable law, and Programmer will provide reasonable assistance to LIN to ensure that the Stations comply with applicable law.

             (c) During the term of this Agreement, LIN will make available to Programmer at least ninety five percent (95%) of each Station's effective radiated power (as operating as of the Commencement Date) for the entire time that such Station is broadcasting over the air, except for downtime required for occasional maintenance and other interruptions contemplated by Section 2.2(d) and events described in Section 7.1 hereof. LIN will provide Programmer with at least forty eight (48) hours advance written notice of any routine or non-emergency maintenance work affecting the operation of either Station at full power. LIN will, to the extent possible, (i) schedule such maintenance work to be performed between the hours of 1:00 a.m. and 6:00 a.m., local time, and (ii) not schedule such maintenance to take place during a rating period.

             (d) If either Station suffers any loss or damage of any nature to its transmission or studio facilities which results in the interruption of service or the inability of such Station to operate with its maximum facilities (as operating as of the Commencement Date), LIN will immediately notify Programmer of such loss or damage and LIN will undertake such

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repairs as are necessary to restore full-time operation of such Station as expeditiously as possible following the occurrence of any such loss or damage. If LIN is unable to or fails to make such repairs as soon as possible after providing such written notice to Programmer, then Programmer may elect to undertake such repairs.

     Section 2.3   New Technology.

             (a) The parties agree that the FCC frequency allocations associated with the operation of each of the Stations are included under the provisions of this Agreement.

             (b) The parties acknowledge that, as of the date hereof, the digital television construction deadline for each of the Stations is November 1, 2002 (the "DTV Deadline Date"), and a request for an extension of time to construct has been timely filed and is currently pending. During the term of this Agreement, LIN shall have the right, but not the obligation, to file any and all petitions, applications, motions or other requests with the FCC to seek a further extension of time to construct digital broadcast facilities at the Stations.

             (c) In the event LIN does not obtain an extension of time to construct digital broadcast facilities at the Stations, Programmer shall construct, in a manner consistent with good engineering practice and LIN's engineering practices with respect to other similarly situated television stations owned or operated by LIN, and to the extent commercially reasonable if Programmer were the owner and licensee of the Stations, digital broadcast facilities sufficient to meet the obligations of the Stations to construct such facilities by the DTV Deadline Date (or any extension thereof) in accordance with all FCC rules and policies (the "DTV Assets"). Upon completion of the construction of the DTV Assets, Programmer shall enter into an appropriate agreement with LIN for the lease of the DTV Assets to LIN, and Programmer shall provide programming for the DTV Assets in accordance with the terms of this Agreement.

             (d) Upon the expiration or termination of this Agreement (other than the expiration of this Agreement upon the consummation of the transactions contemplated by the Purchase Agreement), LIN shall purchase from Programmer, and Programmer shall sell to LIN, the DTV Assets, if any. No later than thirty (30) days following such expiration or termination, Programmer shall deliver to LIN a final accounting of all direct, out-of-pocket costs incurred by Programmer in connection with the construction of the DTV Assets (the "DTV Costs"), including a certificate executed by an officer of Programmer setting forth the costs incurred by Programmer in connection with the construction of the DTV Assets with attached thereto reasonable documentation in support thereof. No later than fifteen (15) days after delivery of such accounting, LIN shall pay to Programmer an amount equal to the DTV Costs (by wire transfer of immediately available funds in accordance with wire transfer instructions delivered by Programmer, or by such other method of funds transfer as may be agreed by LIN and Programmer), and Programmer shall assign all right, title and interest in and to the DTV Assets to LIN. Programmer and LIN shall execute and deliver all instruments necessary to effectuate the foregoing.

             (e) Programmer shall have the sole right, at no cost to LIN and under the ultimate supervision and control of LIN's designated chief engineer, to modify the Stations' main transmission system for implementation of any new technologies on the Stations' DTV or

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NTSC channels or build and own a transmission facility for such technologies
(the "New Technology Assets"). Should New Technology Assets be built and owned by Programmer under this paragraph, the parties agree to enter into an appropriate agreement for the lease of the New Technology Assets to LIN and further agree that Programmer shall provide programming and/or other content thereto under the terms of this Agreement. For purposes of this paragraph, "new technologies" shall include, without limitation, transmission of compressed digital multi-channel DTV or NTSC-quality video or audio signals, ancillary or primary digital voice or data telecommunications services, interactive services and other future technologies or services.

             (f) Upon the expiration or termination of this Agreement (other than upon the expiration of this Agreement upon the consummation of the transactions contemplated by the Purchase Agreement), LIN shall have the right, but not the obligation, to purchase from Programmer, and Programmer shall sell to LIN, the New Technology Assets, if any. No later than thirty (30) days following such expiration or termination, Programmer shall deliver to LIN a final accounting of all direct, out-of-pocket costs incurred by Programmer in connection with the construction of the New Technology Assets (the "New Technology Costs"), including a certificate executed by an officer of Programmer setting forth the costs incurred by Programmer in connection with the construction of the New Technology Assets with attached thereto reasonable documentation in support thereof. LIN may exercise its right to purchase the New Technology Assets by delivering written notice of such intent to Programmer within twenty (20) days after delivery of such accounting. In the event LIN fails to deliver such written notice during such twenty (20) day period, LIN shall be deemed to have rejected its right to purchase the New Technology Assets. In the event LIN elects to purchase the New Technology Assets, LIN shall pay to Programmer an amount equal to the New Technology Costs (by wire transfer of immediately available funds in accordance with wire transfer instructions delivered by Programmer, or by such other method of funds transfer as may be agreed by LIN and Programmer), and Programmer shall assign all right, title and interest in and to the New Technology Assets to Buyer, on such date as may be mutually agreed by the parties but in any event no later than fifteen (15) days after LIN delivers written notice of its election to purchase the New Technology Assets. Programmer and LIN shall execute and deliver all instruments necessary to effectuate the foregoing.

     Section 2.4   Additional Affirmative Covenants.

             (a) LIN covenants and agrees that it will fully comply with all applicable federal, state and local laws, rules and regulations (including, without limitation, all FCC rules and policies) and pertinent provisions of all contracts, permits and other agreements to which it is a party or is otherwise bound related to the Stations or this Agreement.

             (b)   (i)    Programmer covenants and agrees that it will fully
comply with all applicable federal, state and local laws, rules and regulations (including, without limitation, all FCC rules and policies) in the provision of the Programmer Programming and other services to LIN pursuant to this Agreement and otherwise in connection with the performance of its obligations hereunder.

                   (ii) In performing its obligations hereunder, Programmer shall use its commercially reasonable efforts to perform or discharge on behalf of LIN the obligations and

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liabilities under all contracts related to the business and operation of the
Stations to which LIN is a party or by which LIN may be bound (the "Existing Contracts") in accordance with the provisions hereof. In connection with the foregoing, LIN shall use all commercially reasonable efforts to provide Programmer the benefits of any such Existing Contract.

                   (iii) Except as set forth on Exhibit C hereto or as the parties may otherwise agree, Programmer shall not designate or engage any agent or otherwise subcontract with any third party to perform its duties or obligations under this Agreement or delegate the performance of such duties or obligations to any third party, including, without limitation, its duties and obligations hereunder with respect to Programmer Programming and the advertising sold in connection therewith.

                    ARTICLE 3 - FEES AND OTHER CONSIDERATION

     Section 3.1 LMA Fee. In consideration of its execution and delivery of this Agreement, Programmer has paid to LIN the Initial Payment (as defined in the Purchase Agreement) as provided in Section 2.3(a) of the Purchase Agreement.

     Section 3.2   Certain Reimbursable Expenses and Commercial Fees.

             (a) Commencing on the date of this Agreement and during the term of this Agreement Programmer shall pay to LIN the amounts described on Exhibit B hereto pursuant to the terms and subject to the conditions set forth therein.

             (b) Programmer shall be responsible for any and all fees charged by ASCAP, BMI, SESAC or similar performing rights societies on Programmer Programming, whether such fees are assessed against Programmer based on the Programmer Programming or against LIN based on the ownership of the Stations. Programmer shall not disseminate or authorize dissemination by other parties of information concerning the ratings of the Stations issued by Nielsen Media Research, the Arbitron Company or any other entity, other than as permitted under Programmer's valid license with such parties. LIN shall not be required to purchase a license to receive ratings information but will cooperate with Programmer in Programmer's efforts to obtain such a license, provided that any consideration payable under such a license is paid by Programmer.

           ARTICLE 4 - PROGRAMMER RETAINED REVENUE AND RELATED MATTERS

     Section 4.1 Retained Revenue. Programmer shall retain all revenues resulting from the sale of advertising and other time on the Stations during the term of this Agreement, including all revenue from the sale of advertising and other time during the LIN Programming or otherwise resulting from the operation of the Stations during the term of this Agreement.

     Section 4.2 Advertising Sales. During the term of this Agreement, Programmer shall have the sole right to (a) sell advertising to be placed in all programming broadcast on each of the Stations, including, without limitation, LIN Programming; (b) bill for and collect the payments for all programs and commercials aired on the Stations; (c) negotiate for and receive all compensation due to the Stations from (i) cable television systems pursuant to the "retransmission consent" provisions of the Cable Television Consumer Protection and

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Competition Act of 1992, as amended, and the FCC's rules and policies enacted pursuant thereto, and (ii) satellite service providers pursuant to the Satellite Home Viewer Improvement Act of 1999, as amended, and the FCC's rules and policies enacted pursuant thereto. LIN will take, or refrain from taking, any action as to matters related to clause (c) above in accordance with Programmer's commercially reasonable requests.

     Section 4.3 Accounts Receivable. As of the Commencement Date, Operator shall assign to Programmer (a) the accounts receivable of Operator relating to the Stations and existing as of the Commencement Time, (the "Pre-Commencement Receivables") and (b) the accounts payable of the Operator relating to the Stations and existing as of the Commencement Time (the "Pre-Commencement Payables"). From and after the Commencement Time, subject to the provisions of
Section 5.2 hereof, Programmer shall collect the Pre-Commencement Receivables and satisfy the Pre-Commencement Payables in the ordinary course of business, in each case for the account of Programmer.

     Section 4.4 Bank Accounts. Programmer may deposit any sums it receives pursuant to this Article 4 or otherwise with respect to the Stations into one or more bank accounts of the Programmer, established by Programmer in Programmer's name for this purpose (the "Programmer Accounts"), and the funds in the Programmer Accounts will be the property of Programmer except as otherwise provided in this Agreement or the Purchase Agreement. Solely with respect to payments which Programmer is authorized to receive under this Agreement, Programmer is authorized to endorse payments received in names other than Programmer's (e.g., "KRBC-TV" or "KACB-TV") in order to deposit such payments into the Programmer Bank Accounts.

                  ARTICLE 5 - TERM, TERMINATION AND ASSIGNMENT

     Section 5.1 Term. Subject to the provisions for early termination contained herein, the initial term of this Agreement shall commence on January 1, 2003, or such other date as may be agreed upon in writing by the parties (such date, the "Commencement Date") at 12:01 a.m. local time at the Stations (the "Commencement Time") and shall expire upon the earlier to occur of (a) the Closing (as defined in the Purchase Agreement), (b) termination of the Purchase Agreement pursuant to Section 9.1 thereof or (c) termination of this Agreement pursuant to Section 5.2 or Section 5.3 hereof.

     Section 5.2   Termination; Effect of Termination.

             (a) In the event that either party shall be in breach of this Agreement for the nonperformance of a material obligation, the non-breaching party may, in addition to pursuing any other remedies available at law or in equity, terminate this Agreement if such breach shall continue for a period of fifteen (15) days following the receipt of written notice from the non-breaching party, which notice shall set forth and describe the nature of such breach, except if the breaching party has commenced a cure of such breach within such fifteen (15) day period and continues to act in good faith to cure and such breach is cured within a reasonable time not to exceed thirty (30) days.

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             (b)   In the event of termination of this Agreement as a result of a breach by Programmer pursuant to either Section 5.1(b) or Section 5.2(a), Programmer shall cooperate in good faith with LIN and shall take such actions at no additional cost to Programmer as may be reasonably necessary in order to transition the programming of the Stations from Programmer Programming and to permit LIN to program each Station's broadcast day on a daily basis for at least the minimum operating schedule specified in Section 73.1740 of the FCC's rules including, without limitation, by (i) assigning to Operator any agreements for the provision of any Programmer Programming as LIN may reasonably request and
(ii) prior to the effectiveness of such assignment or to the extent that such assignment cannot be made or an attempted assignment of any contract related to the Programmer Programming is ineffective, taking all reasonably necessary actions to provide Operator with the benefits of any such contract, provided that to the extent Operator is provided with the benefits of such contract, Operator shall perform or discharge on behalf of Programmer the obligations and liabilities under such contract in accordance with the provisions thereof. With respect to any actions in connection with the foregoing that would result in any additional cost or fee to Programmer, Programmer shall only be required to take such actions to the extent LIN agrees, in writing, to pay or reimburse Programmer for such additional cost or fee in advance of the incurrence of such cost or fee.

             (c) Upon the termination of this Agreement for any reason, the Initial Payment shall be retained by LIN or refunded to Programmer in accordance with the provisions of Section 9.2(b) of the Purchase Agreement.

             (d) In the event of termination of this Agreement for any reason other than pursuant to Section 5.1(a) hereof, as of the time at which this Agreement terminates (the "Termination Time"), Programmer shall assign to Operator (i) the accounts receivable of Programmer relating to the Stations and existing as of the Termination Time, including any outstanding Pre-Commencement Receivables (the "Pre-Term Receivables"), and (ii) the accounts payable of Programmer relating to the Stations and existing as of the Termination Time, including any outstanding Pre-Commencement Payables (the "Pre-Term Payables"). Programmer shall have no right in and to any then outstanding Pre-Term Receivables (or any amounts collected after the Termination Time with respect thereto) or obligation with respect to any then outstanding Pre-Term Payables, and Programmer shall be deemed to have immediately re-assigned the then outstanding Pre-Term Receivables (and all amounts collected after the Termination Time with respect thereto) and the then outstanding Pre-Term Payables to Operator. From and after the Termination Time, neither Programmer nor any agent of Programmer will make any direct solicitation of any Person that is a debtor with respect to any Pre-Term Receivables.

             (e) In the event of termination of this Agreement (other than by reason of the Closing), the parties shall pro rate the revenues, expenses, and liabilities attributable to the Station, including the power and utilities, ad valorem property taxes (upon the basis of the most recent assessment available), rents, income and sales taxes, and similar accruing, prepaid and deferred items, in accordance with the principles that Programmer will be allocated revenues earned or accrued, and expenses, costs and liabilities incurred in or allocable with respect to the business and operation of the Stations from the Commencement Time through the Termination Time and LIN will be allocated revenues earned or accrued, and expenses, costs and liabilities

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incurred in or allocable, with respect to the business and operation of the
Stations after the Termination Time.

             (f) In the event of termination of this Agreement (other than by reason of the Closing), LIN shall reimburse Programmer for any capital expenditures paid by Programmer (or reimbursed by Programmer to LIN) to the extent that (i) such capital expenditure relates to the repair or replacement of any of the assets relating to the Stations and (ii) LIN consented in writing to such capital expenditures prior to the incurrence thereof and upon written notice to LIN seeking such consent and describing in reasonable detail the basis therefor (such capital expenditures the "Approved Expenditures"). For the avoidance of doubt, Approved Expenditures shall not include any expenditures of Programmer made in connection with any DTV Assets or New Technology Assets (and the payment of any expenses related thereto shall be governed by the provisions of Section 2.3 hereof). Any Approved Expenditures shall be payable by LIN within ten (10) days following receipt of written notice from Programmer with a final accounting of all Approved Expenditures, including a certificate executed by an officer of Programmer setting forth the Approved Expenditures actually incurred by Programmer with attached thereto reasonable documentation in support thereof.

             (g) In the event of termination of this Agreement (other than by reason of the Closing), Programmer shall assign to Operator all right, title and interest it shall have or may have in and to (i) any assets acquired or leased by Programmer pursuant to any Approved Expenditure and (ii) any other fixture or improvement owned or leased by Programmer (but not any DTV Assets or New Technology Assets the ownership of which shall be governed by the provisions of
Section 2.3 hereof), and Programmer and LIN shall execute and deliver all instruments necessary to effectuate the foregoing.

     Section 5.3   Renegotiation Upon FCC Action.

             (a) Should a change in FCC rules or policies make it necessary to obtain FCC consent for the implementation, continuation or further effectuation of any element of this Agreement, the parties hereto shall use their commercially reasonable efforts diligently to prepare, file and prosecute before the FCC all petitions, waivers, applications, amendments, rulemaking comments and other related documents necessary to secure or retain FCC approval of all aspects of this Agreement. LIN and Programmer shall each bear their own costs incurred in connection with the preparation of such documents and prosecution of such actions. Notwithstanding anything in this Agreement to the contrary, it is understood that no filing shall be made with the FCC with respect to this Agreement unless each party hereto has had an opportunity to review such filing and to provide comments thereon. Each party shall use its commercially reasonable efforts to incorporate the comments (whether in whole or in part) of the other parties to any filing to be made with the FCC with respect to this Agreement.

             (b) If any court or federal, state or local government authority (including the FCC) orders or takes any action which becomes effective and which requires the termination or material modification of this Agreement to comply with such action or otherwise with applicable law (a "Permissibility Determination"), the parties shall use their commercially reasonable efforts to renegotiate this Agreement in good faith and recast this Agreement in terms that are likely to cure the defects caused by the Permissibility Determination while maintaining the

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benefit of the bargain to the parties hereunder and to return a balance of benefits to both parties comparable to the balance of benefits provided by the Agreement in its current terms. If the parties are unable to recast this Agreement in a manner that cures such defects and otherwise is mutually agreeable to the parties, this Agreement will terminate effective on such date as the parties' activities are required to terminate pursuant to the Permissibility Determination. Upon such termination of this Agreement, LIN will reasonably cooperate with Programmer to the extent permitted in order to enable Programmer to fulfill advertising or other programming contracts then outstanding, and Programmer will reasonably cooperate with LIN in order to effectuate a reasonable transition period from the Programmer's Programming to other programming on the Stations.

     Section 5.4 Assignability. No party hereto may assign this Agreement without the prior written consent of the other parties; provided, however, that this Agreement shall be assigned in connection with any assignment by any party of its rights and obligations under the Purchase Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

                           ARTICLE 6 - INDEMNIFICATION

     Section 6.1 Indemnification by Programmer. Programmer will indemnify, defend and hold harmless LIN, its affiliates and all officers, directors, employees, stockholders, partners, members and agents of LIN and their affiliates (individually, a "LIN Indemnitee") from and against any and all claims, demands, costs, damages, losses, liabilities, joint and several, expenses of any nature (including, without limitation, reasonable attorneys', accountants' and experts' fees and disbursements), judgments, fines, settlements and other amounts (collectively, "Damages") arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (collectively, "Claims") in which a LIN Indemnitee may be involved, as a party or otherwise, arising out of: (a) the activities, acts or omissions of Programmer, or Programmer's employees, agents or contractors, under or in connection with this Agreement or with respect to the Stations which activities, acts or omissions involve or result in, among other things, (i) libel and slander; (ii) infringement of trade marks, service marks or trade names; (iii) violations of law, rules, regulations, or orders (including the FCC's rules and policies); or (iv) invasion of rights of privacy or infringement of copyrights or other proprietary rights; or (b) any breach by Programmer of its obligations under this Agreement.

     Section 6.2 Indemnification by LIN. LIN will indemnify, defend and hold harmless Programmer, its affiliates and all officers, directors, employees, stockholders, partners, members and agents of Programmer and their affiliates (individually, a "Programmer Indemnitee") from and against any and all Damages arising from any and all Claims in which a Programmer Indemnitee may be involved, as a party or otherwise, arising out of: (a) the activities, acts or omissions of LIN, or LIN's employees, agents or contractors, under or in connection with this Agreement or with respect to the Stations which activities, acts or omissions involve or result in, among other things, (i) libel and slander; (ii) infringement of trade marks, service marks or trade names; (iii) violations of law, rules, regulations, or orders (including the FCC's rules and policies); or (iv) invasion of rights of privacy or infringement of copyrights or other proprietary rights; or (b) any breach by LIN of its obligations under this Agreement.

     Section 6.3 Insurance. Programmer will maintain broadcasters' liability insurance policies covering libel, slander, invasion of privacy and the like, general liability, blanket crime, property damage, business interruption, automobile liability, and workers' compensation insurance in forms and amounts customary in the television broadcast industry (to the extent commercially reasonable, for example, Programmer shall not be required to obtain insurance specifically with respect to property it does not own), and LIN will maintain the existing insurance policies on the Stations or other policies providing substantially similar coverages, and each of the parties hereto will name the other as an additional insured under such policies to the extent that their respective interests may appear and will provide for notice to the other party prior to cancellation thereof. Upon request, each party will provide the other with certificates evidencing such insurance, and will further provide certificates evidencing renewal thereof prior to the expiration of such policies.

                           ARTICLE 7 - MISCELLANEOUS

     Section 7.1 Force Majeure. Notwithstanding anything contained in this Agreement to the contrary, no party shall be liable to another party for failure to perform any obligation under this Agreement if prevented from doing so by reason of fires, acts of terrorism, strikes, labor unrest, embargoes, civil commotion, rationing or other orders or requirements, acts of civil or military authorities, acts of God or other contingencies, including, without limitation, equipment failures, beyond the reasonable control of the parties, and all requirements as to notice and other performance required hereunder within a specified period shall be automatically extended to accommodate the period of pendency of such contingency which shall interfere with such performance.

     Section 7.2   Confidentiality and Press Releases.

             (a) Each party shall hold in strict confidence all documents and information concerning the other and its business and properties and, if this Agreement is terminated, such confidences shall be maintained, and all documents and information (in written form) shall immediately thereafter be returned to the party originally furnishing such documents and information.

             (b) No press release or public disclosure, either written or oral, of the existence or terms of this Agreement or the transactions contemplated hereby shall be made by either party to this Agreement without the consent of the other (which consent shall not be unreasonably withheld, conditioned or delayed), and each party shall furnish to the other advance copies of any release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which such party proposes to make public such press release.

             (c) Notwithstanding anything contained herein to the contrary, no party shall be prohibited from (i) making any disclosures to any governmental authority that it is required to make by law, including, without limitation, the filing of this Agreement with the FCC and placing a copy of this Agreement in the Stations' public inspection files, (ii) disclosing this Agreement or its terms to its attorneys, accountants, agents or advisors, (iii) filing this Agreement with, or disclosing the terms of this Agreement to, any institutional lender to such party or (iv) disclosing to its investors and broker/dealers such terms of this transaction as are customarily disclosed to them in connection with similar transactions.

     Section 7.3 Trademarks. LIN hereby grants Programmer an unlimited, royalty-free license to use in connection with providing programming on the Stations any and all trademarks, service marks, patents, trade names, jingles, slogans, logotypes and other intangible rights owned and used or held for use by LIN in conjunction with the Stations. LIN agrees to execute such additional documentation as may be necessary or desirable to effectuate the license granted under this paragraph.

     Section 7.4 Notices. All notices, demands and requests required or permitted to be given under the provisions of this Agreement shall be (i) in writing, (ii) sent by facsimile (with receipt personally confirmed by telephone), delivered by personal delivery or sent by commercial delivery service or certified mail, return receipt requested, (iii) deemed to have been given on the date sent by facsimile with receipt confirmed, the date of personal delivery or the date set forth in the records of the delivery service or on the return receipt and (iv) addressed as follows:

             (a)   If to LIN:

                   LIN Television Corporation
                   Four Richmond Square
                   Suite 200
                   Providence, Rhode Island 02906
                   Attention: Denise M. Parent, Esq.
                   Telephone:  401-454-2880
                   Facsimile:  401-454-2817

                   with a copy to

                   Covington & Burling
                   1201 Pennsylvania Avenue, NW
                   Washington, D.C. 20004-2401
                   Attention: Eric D. Greenberg, Esq.
                   Telephone:  202-662-5193
                   Facsimile:  202-662-6291

             (b)   If to Programmer:

                   Mission Broadcasting, Inc.
                   544 Red Rock Drive
                   Wadsworth, Ohio 44281
                   Attention: David S. Smith, President
                   Telephone: 330-335-8088
                   Facsimile: 330-336-8454
                   with a copy to

                   Drinker Biddle & Reath LLP
                   1500 K Street, N.W.
                   Suite 1100
                   Washington, D.C. 20005
                   Attention: Howard M. Liberman
                   Telephone: 202-842-8876
                   Facsimile: 202-842-8465

or to any other or additional persons and addresses as the parties may from time to time designate in a writing delivered in accordance with this Section 7.4.

     Section 7.5 Severability. If any covenant or provision hereof is determined to be void or unenforceable in whole or in part, it shall not be deemed to affect or impair the validity of any other covenant or provision, each of which is hereby declared to be separate and distinct. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If any provision of this Agreement is declared invalid or unenforceable for any reason other than overbreadth, the offending provision will be modified so as to maintain the essential benefits of the bargain among the parties hereto to the maximum extent possible, consistent with law and public policy.

     Section 7.6 Payment of Expenses. Except as otherwise provided, Licensee and Programmer shall pay their own expenses incident to the preparation and carrying out of this Agreement, including, without limitation, all fees and expenses of their respective counsel.

     Section 7.7 Relationship and Dealings with Third Parties. Each of the parties hereto is an independent contractor, and no party is, nor shall be considered to be, the agent of another party for any purpose whatsoever. No party has any authorization to enter into any contracts nor assume any obligations for another party nor make any warranties or representations on behalf of another party, other than as expressly authorized herein. Nothing in this Agreement shall be construed as establishing an agency, partnership, fiduciary relationship or joint venture relationship between the parties hereto. No party is nor shall hold itself out to be vested with any power or right to bind contractually or act on behalf of another party as another party's contracting broker, agent or otherwise for committing, selling, conveying or transferring any of another party's assets or property, contracting for or in the name of another party or making any representations contractually binding another party.

     Section 7.8 Conflict. Nothing in this Agreement is intended to modify or amend the rights and obligations of the parties under the Purchase Agreement, including, without limitation, the treatment of and disputes regarding the Initial Payment (as defined in the Purchase Agreement).

     Section 7.9 Further Assurances. Subject to the terms and conditions of this Agreement, from time to time each party hereto will use commercially reasonable efforts to take, or cause to be taken, all such actions and to do or cause to be done, all things necessary, proper or advisable under the FCC's rules and policies or other applicable law to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, executing and delivering such documents as the other party may reasonably request in connection with the performance of this Agreement and the consummation of the other transactions contemplated hereby.

     Section 7.10 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to its conflict of law rules, as though entered into by New York residents and to be performed entirely within the State of New York.

     Section 7.11 Waiver of Compliance; Consents. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver, but such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 7.11.

     Section 7.12 Survival. The covenants and agreements of the parties contained herein to be performed in any respect after the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement until fully discharged and performed.

     Section 7.13 Headings. The headings in this Agreement are for the sole purpose of convenience of reference and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

     Section 7.14 Entire Agreement. This Agreement, the Schedules and Exhibits hereto, the Purchase Agreement and all documents, certificates and other documents to be delivered by the parties pursuant hereto or thereto, collectively represent the entire understanding and agreement between Buyer and LIN with respect to the subject matter of this Agreement. This Agreement supersedes all prior negotiations between the parties and cannot be amended, supplemented or changed except by an agreement in writing that is signed by the parties hereto.

     Section 7.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document. Each party hereto will receive by delivery or facsimile or other electronic transmission a duplicate original of the Agreement executed by each party, and each party agrees that the delivery of the Agreement by facsimile or other electronic transmission will be deemed to be an original of the Agreement so transmitted.

                  [Remainder of Page Intentionally Left Blank]

        IN WITNESS WHEREOF, this Local Marketing Agreement has been executed by the duly authorized officers of Programmer and LIN as of the date first written above.

LIN TELEVISION CORPORATION                      MISSION BROADCASTING, INC.

By:      /s/ Deborah R. Jacobson                By:   /s/ David Smith
   ---------------------------------               ---------------------------
      Title:  Vice President                        Title:  Vice President

TVL BROADCASTING OF ABILENE, INC.

By:      /s/ Deborah R. Jacobson
   ---------------------------------
      Title:  Vice President

ABILENE BROADCASTING, LLC

By:      /s/ Deborah R. Jacobson
   ---------------------------------
      Title:  Vice President

                                    EXHIBIT A

                               PURCHASE AGREEMENT

                                    EXHIBIT B

                       EXPENSES ELIGIBLE FOR REIMBURSEMENT

        At the conclusion of each calendar month during the term of this Agreement, Programmer shall pay LIN an amount equal to all of LIN's actual reasonable monthly costs (the "Monthly Costs") incurred by LIN in connection with their ownership and operation of the Stations in accordance with the terms and conditions of this Agreement and the Purchase Agreement; provided, however, that Programmer shall not be responsible for reimbursing LIN for compensation paid to employees of LIN in excess of the rates approved by Programmer. After the end of each calendar month during the term of this Agreement, LIN will submit to Programmer an invoice for such Monthly Costs incurred during such month, and the amount of such costs reflected on such invoice will be due and payable on the fifth (5th) day after the date upon which such invoice is received. The Monthly Costs which are subject to reimbursement shall include, but shall not be limited to, the following: (a) the salaries, commissions, payroll taxes, insurance and other related costs of LIN's employees employed in connection with the business and operation of the Stations; (b) lease obligations with respect to any of the LIN Assets leased to LIN; (c) utility bills for utility services at each Station's main studio/office locations and tower or transmission sites; (d) telephone system maintenance costs and local exchange and long distance telephone costs for telephone systems and usage at the main studio/office locations and tower or transmitter sites; (e) costs of engineering and technical personnel necessary to assure compliance with the FCC's rules and policies and maintenance and repair of the Stations' transmitting and relay facilities; (f) all liabilities and obligations under all Existing Contracts; (g) premiums for insurance policies required under this Agreement or the Purchase Agreement; (h) real and personal property taxes; (i) business, license and regulatory fees; and (j) reasonable maintenance and repair costs. For the avoidance of doubt, the Monthly Costs shall not include any Retained Liabilities (as defined in the Purchase Agreement).

                                    EXHIBIT C

                      DESIGNATED AGENTS FOR PROGRAMMER AND
                        DELEGATED DUTIES AND OBLIGATIONS

        Programmer intends to enter into a Shared Services Agreement ("SSA") with Nexstar Broadcasting of Abilene, L.L.C. ("Nexstar"), which owns broadcast station KTAB-TV, Abilene, Texas (or with another entity under common control with Nexstar).

        Pursuant to the SSA, Nexstar will provide certain, specified services to Programmer for the Stations, such as engineering and production services and news programming. However, the news programming Nexstar provides will always be less than 15 percent of the Stations' overall programming. Programmer will make all programming decisions (including selecting and scheduling programs) and Programmer will undertake all aspects of time sales, including setting rates and employing and supervising its own sales staff. Nexstar will not control, nor have any right to control, Programmer's management, policies or operations. Pursuant to the SSA, any services provided by Nexstar to Programmer for the Stations will be subject to the control and supervision of LIN as provided in this Agreement.

        Programmer and Nexstar will not enter into any other agreements directly or indirectly related to the Stations, including any agreement in the nature of a joint sales agreement or time brokerage agreement.